RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109

                                   -----------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 8, 1997

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Hotel, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Thursday, May 8, 1997, at 2:00 p.m. (local time), for the following purposes:


        1.    To elect a Board of Directors;

        2. To approve the amendments to the Company's 1993 Employee Stock Option Plan;

        3. To approve the amendments to William L. Westerman's employment agreement; and

        4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

        Holders of record of the Common Stock (the "Stockholders") at the close of business on April 14, 1997, are entitled to notice of and to vote at the meeting. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

        A copy of the Company's Annual Report for the fiscal year ended December 31, 1996 is enclosed herewith. A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1996 will be provided, without charge, to any Stockholder upon written request.

                                     By Order of the Board of Directors



                                     William L. Westerman, Chairman of the Board

Dated: April 16, 1997


        You are urged to fill in, sign, date and mail the enclosed Proxy. If you attend the meeting and vote in person, the Proxy will not be used. If the Proxy is mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy will save the expense involved in further communication.

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

   Filed by the registrant   [X]
   Filed by a party other than the registrant [ ]
   Check the appropriate box:
   [ ]   Preliminary proxy statement     [ ]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
   [X]   Definitive proxy statement
   [ ]   Definitive additional materials
   [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Riviera Holdings Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
    [X]   No fee required.
    [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11.
    (1)   Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

    (2)   Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

    (4)   Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

    (5)   Total fee paid:
--------------------------------------------------------------------------------

    [ ]   Fee paid previously with preliminary materials:
                                       N/A
--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)   Amount previously paid:
--------------------------------------------------------------------------------

    (2)   Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

    (3)   Filing party:
--------------------------------------------------------------------------------

    (4)   Date filed:

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                     -------

                                 PROXY STATEMENT

                       for Annual Meeting of Stockholders
                            to be held on May 8, 1997
                                     -------

                                                                  April 16, 1997

TO THE STOCKHOLDERS:

        This Proxy Statement is furnished to each Stockholder (as defined below) in connection with the solicitation by the Board of Directors of Riviera Holdings Corporation, a Nevada corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Riviera Hotel, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Thursday, May 8, 1997, at 2:00 p.m. (local time) and at any subsequent time that may be made necessary by the adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of Proxy are being sent to the Stockholders (as defined below) is April 16, 1997.

        All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on April 14, 1997 (the "Record Date"), are entitled to vote at the meeting and their presence is desired. If, however, a Stockholder cannot be present in person, a Proxy is enclosed which the Board of Directors of the Company requests such Stockholder to execute and return as soon as possible. The person who signs a Proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke its Proxy at any time before it is voted if so desired, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

        The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending Proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

        At the close of business on April 14, 1997, 4,914,880 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting of Stockholders. Each outstanding share is entitled to one vote.

                            PROXIES AND VOTE REQUIRED

        The persons named in the accompanying Proxy intend to vote proxies FOR the election of the nominees for director described herein (except to the extent authority to vote for any such nominee is withheld), FOR the approval of the amendments to the Company's 1993 Employee Stock Option Plan and FOR the approval of the amendments to

William L. Westerman's employment agreement. In the event that any nominee for director at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence, another individual shall be nominated, the persons named in the Proxy shall have the discretion and authority to vote or to refrain from voting, in accordance with their judgment, on such other nominations.

        The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present those nominees receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a Proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a Proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director. For all other matters being submitted to Stockholders at the meeting, if a quorum is present the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

        Shares held by brokers and other Stockholder nominees are voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting. But with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                     PROPOSAL NO. I -- ELECTION OF DIRECTORS
                             (Item I on Proxy Card)

        The Board of Directors of the Company consists of four members, all of whom have been renominated for election at the meeting. If elected, such directors will hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

        The following table sets forth certain information as of April 16, 1997, regarding the four nominees for director:

        Name              Age    Position

  William L. Westerman    65     Chairman of the Board and Chief Executive
                                 Officer of the Company and Riviera Operating
                                 Corporation ("ROC"), a wholly-owned
                                 subsidiary of the Company, and President of
                                 the Company
  Robert R. Barengo       55     Director of the Company and ROC
  William Friedman        54     Director of the Company and ROC
  Philip P. Hannifin      62     Director of the Company and ROC

        William L. Westerman assumed the positions referred to above in February, 1993. Mr. Westerman was a consultant to Riviera, Inc. from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January 1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse multinational packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991.

        Robert R. Barengo has been a Director of the Company and ROC since February, 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. From 1978 to 1983, Mr. Barengo was Speaker Pro Tempore and Speaker of the Nevada Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Since May 1996, Mr. Barengo has been a director of AWI and currently owns 7% of the outstanding stock of AWI. Since 1993, Mr. Barengo has been the President and the sole shareholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada and Chairman of the Nevada Dairy Commission.

        William Friedman has been a Director of the Company and ROC since February 1993. Mr. Friedman was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. During 1989 and 1990, Mr. Friedman was President and General Manager of the Las Vegas Casino Division of United Gaming Inc., the largest slot route operator in Nevada. In 1988 and 1989, Mr. Friedman was Chief Executive Officer and Executive Vice President of Rio Suite Hotel & Casino, Inc. (formerly MarCor Resorts. Inc.) and President and General Manager of Rio Suite Hotel & Casino in Las Vegas.

        Philip P. Hannifin has been a Director of the Company and ROC since February 1993. Mr. Hannifin was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Mr. Hannifin was a Director from 1986 to 1995 and an Executive Vice President of Fitzgerald's Reno, Inc. (a casino/hotel operator) since 1991. From 1987 to 1990, Mr. Hannifin was a Director and Executive Vice President of MGM Grand Inc. (a casino/hotel operator). From January 1971 to September 1977, Mr. Hannifin was Chairman of the Nevada Gaming Control Board.

Compensation of Directors

        Each of Messrs. Barengo, Friedman and Hannifin is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. Mr. Hannifin was granted options to purchase 24,000 shares in 1993, 12,000 shares in 1994 and none in 1995 and 1996. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Options to purchase 2,000 shares at an exercise price of $13.25 were granted to each of Messrs. Barengo and Friedman on May 10, 1996 under the Directors' Option Plan. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares have been issued to Mr. Barengo for his director's fees in 1996.

Board of Directors and Committee Meetings

        The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Barengo, Friedman and Hannifin. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

        The Company and ROC each has a Compensation Committee composed of Messrs. Barengo and Friedman. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

        In 1996, the Audit Committee met two times and the Compensation Committee also met two times.

        In 1996, the Board of Directors of the Company held seven meetings. No member of the Board of Directors attended in 1996 fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

        The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                               Executive Officers

        The following table sets forth certain information as of April 16, 1997, regarding the executive officers of the Company and ROC:

        Name              Age  Position

 William L. Westerman     65   Chairman of the Board and Chief Executive
                               Officer of the Company and ROC, and President of
                               the Company
 Duane R. Krohn           51   Treasurer of the Company and Vice Presidentof
                               Finance and Treasurer of ROC
 John A. Wishon, Esq.     52   Vice President and General Counsel of ROC,
                               Secretary of the Company and ROC
 Michael L. Falba         54   Vice President of Casino Operations of ROC
 Jerome P. Grippe         54   Vice President of Operations of ROC
 Martin R. Gross          40   Vice President of Hotel Marketing of ROC
 Ronald P. Johnson        48   Vice President of Gaming Operations of ROC
 Robert E. Nickels, Sr.   67   Vice President of Administration of ROC
 Robert A. Vannucci       49   Vice President of Marketing and Entertainment of
                               ROC

        For description of the business experience of William L. Westerman, see "Directors."

        Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

        John A. Wishon, Esq. was elected Secretary of the Company and ROC, and General Counsel of ROC in September 1994, and was elected Vice President of ROC in November 1996. Mr. Wishon was initially employed by ROC as a Marketing Analyst in February 1994. From January 1992 to February 1994, Mr. Wishon was a legal and management consultant to Gold River Gambling Hall & Resort, the Bicycle Club Casino, and Tierra del Sol Casino

Resort. From October 1990 to January 1992, Mr. Wishon served as Vice President of Hotel Operations and later as Vice President of Administration and Legal Affairs at the Sands Hotel Casino in Las Vegas. Prior to December, 1988, Mr. Wishon served as General Manager of the Airtel Plaza and Westwood Plaza Hotels in Los Angeles, California. From 1976 until 1988, Mr. Wishon was Senior Vice
President of the Hotel del Coronado Corporation and held the positions of Resident Manager and General Counsel. Mr. Wishon is a member of the Nevada and California State Bars, has practiced law with emphasis on real estate and contract law and has been employed in law enforcement.

        Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by the Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

        Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

        Martin R. Gross was elected Vice President of Hotel Marketing of ROC on April 26, 1994. Mr. Gross became Director of Hotel Marketing of ROC on June 30, 1993. Mr. Gross was Vice President-Hotel Marketing of Riviera, Inc. from April 1992 until June 30, 1993. Mr. Gross was Vice President-Marketing and Sales for Alexis Park Resort Hotel (a 500-suite non-gaming resort) in Las Vegas from August 1988 until April 1992. From 1980 to 1988, Mr. Gross held key marketing positions with the Mirage and MGM Grand hotels. On August 12, 1996, Mr. Gross assumed the responsibilities of Acting General Manager of the Four Queens Hotel/Casino ("Four Queens") and in February of 1997, Mr. Gross became General Manager of the Four Queens. Mr. Gross remains an officer and employee of ROC.

        Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994. Mr. Johnson became Director of Slots of ROC on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc. From September 1986 until September 1989, Mr. Johnson was Assistant Slot Manager at Bally's Grand Las Vegas.

        Robert E. Nickels, Sr. was elected Vice President of Administration of ROC on June 30, 1993. From March 1992 until June 30, 1993 Mr. Nickels was Vice President-Administration of Riviera, Inc. From November 1991 to February 1992 Mr. Nickels was a self-employed business consultant. From March 1979 to April 1986, Mr. Nickels was Director of Internal Audit for MGM-Reno. From April 1986 to November 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas.

        Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991. In July 1993, Robert Vannucci filed for personal bankruptcy protection under Chapter 13 of the Bankruptcy Code. Pursuant to his bankruptcy plan, Mr. Vannucci has made 100% repayment to all creditors.

        Officers of each of the Company and ROC serve at the discretion of their
respective   Boards  of  Directors   and  are  also  subject  to  the  licensing
requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

        The following table sets forth a summary of the compensation paid by the Company in the years ended December 31, 1994, 1995 and 1996, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1996 from the Company (collectively, the "Named Executive Officers").


                           Summary Compensation Table

Name and                                                         Other Annual          All Other
Principal Position            Year      Salary        Bonus      Compensation       Compensation(1)
------------------            ----      ------        -----      ------------       ---------------
William L. Westerman          1996     $400,000   $1,213,969(2)   $441,375(3)          $1,566
Chairman of the Board and     1995      375,000      855,961       431,315(3)           1,630
Chief Executive Officer of    1994      350,000      592,379       389,040(3)           1,630
the Company and ROC
Ronald P. Johnson             1996      170,961      100,000         6,875                791
Vice President of Gaming      1995      155,840       70,000         8,529                772
Operations of ROC             1994      131,813       50,000         5,446                497
Martin R. Gross               1996      148,653      100,000         6,875                536
Vice President of Hotel       1995      140,049       70,000         8,079                541
Marketing of ROC              1994      125,302       50,000         5,316                442
Robert Vannucci               1996      145,961      100,000         6,875                536
Vice President of Marketing   1995      130,569       70,000         6,879                541
and Entertainment of ROC      1994      110,852       50,000         2,717                365
Jerome P. Grippe              1996      118,653      100,000         6,873                408
Vice President of Operations  1995      108,950       70,000         7,115                442
of ROC                        1994      103,654       50,000         4,646                398

------------------------------

(1)    Includes premiums paid by the Company for excess life insurance.

(2) Includes $614,000 of Mr. Westerman's 1996 Incentive Bonus, which was credited to Mr. Westerman's retirement account.

(3) Includes contributions to Mr. Westerman's retirement account of $425,000 in 1996, $400,000 in 1995 and $375,000 in 1994.

Option Grants

        The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan (the "Stock Option Plan") is 480,000 (as adjusted pursuant to antidilution provisions). The Board of Directors has approved an increase in the number of shares available for purchase under the Stock Option Plan to 1,000,000, subject to stockholder approval at the Annual Meeting of Stockholders scheduled to be held on May 8, 1997, which is the subject of this Proxy Statement. Options for an aggregate of 470,000 shares have been granted under the Stock Option Plan, and options for an additional 300,000 shares have been granted to Mr. Westerman, subject to stockholder approval at the Annual Meeting of Stockholders referred to above. During the Company's 1996 fiscal year, options covering a total of 410,000 shares of Common Stock were granted under the Stock Option Plan.

        The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Named Executive
Officers:

                        Option Grants In Last Fiscal Year

                                Individual Grants


                                                                           Potential Realizable Value at
                        Number of    Percent of                               Assumed Annual Rates of
                       Securities   Total Options  Exercise                 Stock Price Appreciation for
                       Underlying    Granted to      Price     Expiration         Option Term (1)
                         Options    Employees in   Per Share      Date            ---------------
                         Granted     Fiscal Year                                 5%           10%
                      ----------------------------------------------------------------------------------

William L. Westerman    320,000(2)     78.05%      $13.625      11/20/06     $2,741,981   $6,948,717
Ronald P. Johnson         7,000         1.71        13.625      11/20/06         59,981      152,003
Martin R. Gross           7,000         1.71        13.625      11/20/06         59,981      152,003
Robert Vannucci           7,000         1.71        13.625      11/20/06         59,981      152,003
Jerome P. Grippe          7,000         1.71        13.625      11/20/06         59,981      152,003

(1) "Potential Realizable Value" is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed 5% and 10% appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of the Company's stock or of the stock price.

(2) Includes options granted to Mr. Westerman under the Stock Option Plan, as amended, subject to Stockholder approval, in accordance with Proposal No. II hereto, to purchase 300,000 shares of Common Stock.


Option Exercises and Year-End Options Values

        The following table presents at December 31, 1996 the value of unexercised in-the-money options held by the Named Executive Officers. No options have ever been exercised.

                             Number of                  Value of Unexercised,
                        Unexercised Options             In-The-Money Options
Name                    Vested    Not Vested         Vested        Not Vested
----                                              -------------   -----------
William L. Westerman   230,000     270,000          1,862,501       502,500
Ronald P. Johnson       16,750      8,250             182,344        38,531
Martin R. Gross         16,750      8,250             182,344        38,531
Robert Vannucci         16,750      8,250             182,344        38,531
Jerome P. Grippe        16,750      8,250             182,344        38,531

Employment Agreements

        William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

        Under Mr. Westerman's existing employment agreement, the term of Mr. Westerman's employment will expire on December 31, 1997 and Mr. Westerman's employment is automatically renewed for successive one-year terms unless the Company gives Mr. Westerman 90 days written notice or Mr. Westerman gives the Company 180 days notice. Mr. Westerman's base compensation was $325,000 during 1993, $350,000 during 1994, $375,000 during 1995 and $400,000 in 1996.

        Under the employment agreement, Mr. Westerman currently earns an incentive bonus of 8.75% of adjusted operating earnings of the Company over $20 million. Mr. Westerman's incentive bonus amounted to $233,000 in 1993, $592,000 in 1994, $856,000 in 1995 and $1,214,000 in 1996.

        The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $2,749,000 had been credited to the retirement account from its inception through January 1, 1997, including $614,000 of Mr. Westerman's 1996 incentive bonus which was credited to the retirement account at the request of the Company for corporate tax reasons. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits under the employment agreement.

        The Company and ROC are also required to make contributions on behalf of Mr. Westerman to the Profit Sharing and 401(k) Plans described below. The Company did not make any contribution to the plans on Mr. Westerman's behalf in 1993. The Company made contributions to the plans of approximately $14,000 for 1994, $31,000 for 1995 and $14,000 for 1996.

        The employment agreement provides that Mr. Westerman will receive the same life, health and disability benefits offered to other key executives of the Company and ROC, will be reimbursed for all business expenses and will be entitled to four weeks vacation per year.

        Under the employment agreement, Mr. Westerman has certain rights upon a "Change of Control." A "Change of Control" is defined generally as transactions involving (i) a sale of substantially all of the assets of the Company, (ii) a merger, sale or other transaction resulting in holders of Common Stock immediately prior to such transaction holding less than a majority in voting interest to elect the directors of the Company or any other surviving entity,
(iii) any person that held less than 10% of the Common Stock acquiring a majority in voting interest to elect the directors of the Company or (iv) any person acquiring 50% or more of voting power to elect directors of the Company or any surviving entity or acquiror of substantially all of the assets of the Company. Under the employment agreement, Mr. Westerman would be entitled to a termination fee equal to one full year of base salary and the provision of one full year of existing health insurance coverage if, within one year following a Change of Control, Mr. Westerman's employment were to be terminated other than for cause or if Mr. Westerman were to terminate his employment due to (i) without Mr. Westerman's consent, a substantial alteration in the nature or status of his duties or assignment of duties inconsistent with the office of Chairman and Chief Executive Officer or (ii) a breach by the Company of a material provision of the employment agreement.

        A proposal to approve amendments to Mr. Westerman's employment agreement with the Company is set forth as Proposal No. III of this Proxy Statement. See "Proposal No. III" for a discussion of the amendments and a comparison of the amended agreement with the existing agreement.

Employee Stock Purchase Plan

        On May 31, 1996, approximately 560 union and non-union employees participated in the 1996 employee stock purchase plan. Under the plan, 137,000 shares of Common Stock were issued to employees at $11.26 (85% of market price at May 10, 1996) in exchange for notes receivable of $1,383,272 which are payable over two years via payroll deduction. During 1996, 17,600 shares were returned to the plan as a result of refunds to the employees. There are 180,600 shares remaining to be issued under the plan.

        The Company has registered the issuance of all the shares issuable under this plan on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act").

Profit Sharing and 401(k) Plans

        On June 30, 1993, the Company and ROC assumed, pursuant to an Adoption Agreement, the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans") and the Company and ROC have continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC have amended the Adoption Agreement to provide that all current employees of the Riviera Hotel & Casino (the "Riviera") who were employed by the Riviera on April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by the Riviera after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Riviera.

        The profit sharing component of the Profit Sharing and 401(k) Plans provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plans if it notifies its employees by January of the Profit Sharing and 401(k) Plans year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

Termination Fee Agreements

        ROC is a party to termination fee agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary and benefits if his or her employment with ROC is terminated within one year of a change of control (as defined in the termination fee agreements) of the Company or ROC, or the involuntary termination of Mr. Westerman's employment. The estimated total amount that would be payable under all such agreements is approximately $1.3 million in salaries and $400,000 in benefits.

Stay Bonus Agreements

        ROC is a party to stay bonus agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary (less the amount of any incentive bonus paid in 1997 for 1996) in the event there is a change of control (as defined in the stay bonus agreements) of the Company. The agreements expire on December 31, 1997. The estimated total amount that would be payable under all such agreements is approximately $300,000.

           Compensation Committee Interlocks and Insider Participation

        The Company and ROC each have a Compensation Committee composed of Messrs. Friedman and Barengo. Robert R. Barengo was formerly a director and 10% shareholder of Leroy's. In May 1996, Leroy's became a wholly owned subsidiary of AWI, a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI. See "Certain Relationships and Related Transactions."

             Compensation Committee Report on Executive Compensation

        The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan and long-term incentive compensation in the form of incentive stock options or non-qualified stock options.

        The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan.

        Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the growth of river boat and dockside gaming and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

        The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                                 THE COMPENSATION COMMITTEE
                                 Robert R. Barengo
                                 William Friedman

                                Performance Graph

        The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on June 30, 1993, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.

      Comparison of Cumulative Total Return Among the Company, NASDAQ Broad
                   Market, the AMEX Index and the NASDAQ 79xx1



    Graph of cumulative total returns on the Company's Common Stock, of the NASDAQ Broad Market, the AMEX Index and the NASDAQ 79xx





--------
1 Comprised of companies whose stock is traded on the NASDAQ National Market and whose standard industrial classification is within 7900-7999. The Company does not necessarily believe that this is an indication of the value of the Company's stock.

                 Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding each person who, to the knowledge of the Company, beneficially owns, as of April 4, 1997, more than 5% of the outstanding Common Stock of the Company. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.


                                                          Amount and Nature
                 Name and Address                           of Beneficial
Title of Class   of Beneficial Owner                          Ownership      Percent of Class

Common           Keyport Life Insurance Co.                    857,160(1)          17.4%
                 125 High Street
                 Boston, MA  02110
Common           Sun America Life Insurance Company            761,920             15.5
                 One Sun America Center
                 Century City, CA  90067
Common           Morgens Entities:(2)
                   Betje Partners                               29,360              *
                   Morgens Waterfall Income Partners            43,920              *
                   MWV Employee Retirement
                   Plan Group Trust                              7,760              *
                   Phoenix Partners                             79,440              1.6
                   Restart Partners, L.P.                      282,000              5.7
                   Restart Partners II, L.P.                   440,600              9.0
                   Restart Partners III, L.P.                  298,600              6.1
                   The Common Fund                              90,880              1.8
                                                              ----------           ----
                     Total Morgens Entities                  1,272,560(3)          25.9

Common           James D. Bennett                              391,505              8.0
                 2 Stamford Plaza
                 Suite 1501
                 281 Tresser Blvd.
                 Stamford, CT 06901
Common           Stephen S. Taylor                             276,860(4)           5.6
                 714 South Dearborn Street
                 Chicago, IL  60605

------------------------
* Less than 1%.

(1) Stein Roe & Farnham Incorporated, an affiliate of Keyport Life Insurance Co. ("Keyport"), is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities.



                                      -12-



(2) The address for Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens") is 10 East 50th Street, New York, New York 10022. Morgens or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of the Common Stock of the Company.

(3) Morgens or its principals have the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3 of the Exchange Act. Each of Morgens, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

(4) Includes 106,660 shares of Common Stock owned by Bidwell Partners of which Mr. Taylor is a general partner.


        The Company is a party to two registration rights agreements with, among others, Morgens, Keyport, Sun America Life Insurance Company ("Sun Life") and affiliates of Restructuring Capital Associates, L.P. ("Restructuring Capital"), each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the
Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement, and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations. In addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement. The Debt
Registration Rights Agreement dated June 30, 1993, among the Company and the Holders of Registerable Securities referred to therein provides the same rights described above to the holders of First Mortgage Notes referred to therein, except that holders of 50% (rather than 51%) or more of the principal amount of First Mortgage Notes then subject to such agreement will be entitled to require the Company to file two registration statements. In connection with the preparation and filing by the Company of the Registration Statement declared effective by the Commission on September 3, 1993, each of Morgens, Keyport and Sun Life waived its right to demand one future registration of First Mortgage Notes.

        On April 11, 1997, the Company announced that the Morgens Entities, which own about 26% of the Company's Common Stock, filed a Schedule 13D with the Securities and Exchange Commission disclosing that such group and Keyport and Sun America Life, which own about an additional 33% of the Company's Common Stock have offered to grant a one-year option to Mr. Allen Paulson to purchase their Company Common Stock at a price of $15 per share, subject to adjustment. Based upon preliminary discussions with Mr. Paulson, the Company's management understands that Mr. Paulson is reviewing the offer, but his willingness to become involved with the Company will depend upon, among other things, his discussions with the Company's Board. The Company has had and plans to hold further discussions with Mr. Paulson with respect to these matters. The Company's management believes that if Mr. Paulson chooses to become involved with the Company, it will be on a cooperative basis and on a basis that is in the best interests of the Company, all of its shareholders, its management and employees. There can be no assurance that any such discussions will result in any transaction involving the Company and Mr. Paulson.

                        Security Ownership of Management

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 4, 1997 by (i) the directors and certain officers of the Company and (ii) all directors and officers of the Company and ROC as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.



                                                     Amount and Nature of
Title of Class         Name of Beneficial Owner      Beneficial Ownership     Percent of Class
--------------         ------------------------      --------------------     ----------------
Common                 William L. Westerman(1)                 329,200(2)           6.7%
Common                 Ronald P. Johnson(1)                     30,250(2)            *
Common                 Martin R. Gross(1)                       19,250(2)            *
Common                 Robert Vannucci(1)                       18,850(2)            *
Common                 Jerome P. Grippe(1)                      19,250(2)            *
Common                 Robert R. Barengo(1)                      4,103(2)            *
Common                 William M. Friedman(1)                        0               *
Common                 Philip P. Hannifin(1)                    33,000(2)            *
Common                 All executive officers and              516,303(2)           10.5
                       directors as a group (12
                       persons)(1)

------------------------
* Less than 1%.

(1) The address for each director and officer of the Company and/or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes vested portion of options to purchase shares of Common Stock granted pursuant to the Stock Option Plan and Non-qualified Stock Option Plan for Non-Employee Directors.


                 Certain Relationships and Related Transactions

        Robert R. Barengo was formerly a director and 10% shareholder of Leroy's. In May 1996, Leroy's became a wholly owned subsidiary of AWI, a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI, which leases approximately 12,000 square feet of the Riviera casino floor. AWI is the operator of the Riviera's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 1996 through December 31, 1996, AWI paid aggregate rent to ROC of approximately $168,705. The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino/hotels in Las Vegas. AWI also owns Howard Johnson Hotel & Casino located at the intersection of Tropicana Avenue and Interstate 15 in Las Vegas, Nevada. The hotel's operations include an International House of Pancakes restaurant, on-site food and beverage sales, 150 guest rooms (no suites) and approximately 53 gaming machines. The Company believes that this casino/hotel's operations are not competitive with the Riviera.

        From August 1996 until February 1997, Riviera Gaming Management, Inc. ("RGM"), a wholly owned subsidiary of the Company, has been operating the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. A long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), the owner of the Four Queens, went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Morgens Entities, beneficial owners of approximately 25.9% of the Common Stock of the Company, own over 90% of the Common Stock of Elsinore. The Company believes that the terms of the Management Agreement are no less favorable to the Company than if the Company had negotiated with an independent third party.

        The term of the Management Agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate if cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first two fiscal years is less than $12.8 million. The term can be extended by an additional 24 months at RGM's option, if cumulative EBITDA for the three fiscal years of the term is at least $19.2 million. RGM will be paid a fee of 25% of any increase in annual EBITDA over $4.0 million, subject to a $1.0 million minimum fee, payable in equal monthly installments. RGM has received warrants for 20% of Elsinore's fully diluted equity, exercisable during the term or extended term of the Management Agreement at an exercise price based on the higher of (i) the per share book value on the effective date of the Elsinore bankruptcy plan or (ii) total shareholders' equity of $5.0 million. Either party can terminate the Management Agreement if (i) substantially all the Four Queens' assets are sold, (ii) the Four Queens is merged or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination, RGM will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants.

                    Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, the aforesaid Section 16(a) filing requirements were met on a timely basis during 1996 and prior fiscal years except as follows (primarily for stock options): one initial statement of beneficial ownership on Form 3 and three statements of changes in beneficial ownership on Form 4 covering four transactions (including, with respect to two transactions, those which were not filed on proper forms) were not filed timely by William L. Westerman; one initial statement of beneficial ownership on Form 3 covering one transaction was not filed timely by Robert R. Barengo; one initial statement of beneficial ownership on Form 3 and one statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by Philip Hannifin; one initial statement of beneficial ownership on Form 3 and three statements of changes in beneficial ownership on Form 4 covering four transactions (including, with respect to two transactions, those which were not filed on proper forms) were not filed timely by Duane Krohn; one initial statement of beneficial ownership on Form 3 and one statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by John A. Wishon; one initial statement of beneficial ownership on Form 3 and two statements of changes in beneficial ownership on Form 4 covering three transactions were not filed timely by Michael Falba; one initial statement of beneficial ownership on Form 3 and three statements of changes in beneficial ownership on Form 4 covering four transactions were not filed timely by Jerome Grippe; one initial statement of beneficial ownership on Form 3 and two statements of changes in beneficial ownership on Form 4 covering three transactions were not filed timely by Martin Gross; one initial statement of beneficial ownership on Form 3 and four statements of changes in beneficial ownership on Form 4 covering five transactions (including, with respect to two transactions, those which were not filed on proper forms) were not filed timely by Ronald P. Johnson; one initial statement of beneficial ownership on Form 3 and two statements of changes in beneficial ownership on Form 4 covering three transactions were not filed timely by Robert E. Nickels, Sr.; one initial statement of beneficial ownership on Form 3 and one statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by Robert A. Vannucci; one initial statement of beneficial ownership on Form 3 and one statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by Brian Benschneider; one initial statement of beneficial ownership on Form 3 and two statements of changes in beneficial ownership on Form 4 covering three transactions were not filed timely by Jan Catalano; one initial statement of beneficial ownership on Form 3 covering one transaction was not filed timely by Julie DiBetta; one initial statement of beneficial ownership on Form 3 and one statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by John C. Franzoi; two statement of changes in beneficial ownership on Form 4 covering two transactions were not filed timely by Al Pitcher; and one initial statement of beneficial ownership on Form 3 covering one transaction was not filed timely by Lloyd Wentzell III.

              PROPOSAL NO. II -- AMENDMENT OF THE STOCK OPTION PLAN
                             (Item II on Proxy Card)

        The Board of Directors unanimously recommends the approval of amendments to the Company's Stock Option Plan to: (i) increase the number of shares of Common Stock available for purchase thereunder from 480,000 shares to 1,000,000 shares; and (ii) set an upper limit on the number of options that may be granted to any individual under the Stock Option Plan in any calendar year.

General

        The options discussed in the following paragraphs were granted pursuant to the Stock Option Plan. The number of shares reflects the adjustments made for a ten-for-one stock split on November 26, 1994, and a four-for-one stock split on November 16, 1995.

        The Board of Directors adopted the Stock Option Plan on July 23, 1993, and the Company's stockholders approved the Stock Option Plan at the April 26, 1994 annual meeting of stockholders. The Stock Option Plan is administered by the Compensation Committee, which consists of two members of the Board of Directors who must be Disinterested Persons (as defined in Rule 16b-3(d)(3) under the Exchange Act). The Compensation Committee currently consists of Robert
R. Barengo and William Friedman, neither of whom are eligible to receive options. Persons eligible to receive options are any officer or other key employee of the Company or any of its subsidiaries or affiliates, including a director who is such an employee, as the Compensation Committee, in its sole discretion, may select. The purpose of the Stock Option Plan is to attract, retain and motivate officers and key employees of the Company, and to encourage them to have a financial interest in the Company.

        The Stock Option Plan provides for adjustment in the number of shares of Common Stock subject to each outstanding option or the option prices or both, in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, sales or exchanges of assets, combinations, or exchanges of shares or offerings of subscription rights. In the event of the complete liquidation or dissolution of the Company due to a merger, reorganization or other adjustment as described above, any options granted and remaining unexercised shall be deemed canceled.

        The Company has registered the issuance of all options and all shares issuable upon exercise of the options on Form S-8 under the Securities Act.

        The purchase price may be paid in cash, in shares of Common Stock previously owned by the optionee, in shares of Common Stock obtained as a result of the exercise of an option (with the consent of the Compensation Committee) or by any combination of cash and such shares.

Grants Under the Plan

        Options for Employees. The Stock Option Plan provides for the issuance of both non-qualified and incentive stock options (as defined in the Internal
Revenue Code of 1986, as amended) (the "Code"). Options and all rights thereunder are by their terms nonassignable and non-transferable by the optionee (otherwise than by will or the laws of descent and distribution), and any attempt to do so shall be null and void. Options may be exercisable during the lifetime of the optionee only by the optionee. The price at which Common Stock may be purchased upon exercise of an option is determined by the Compensation Committee, but shall be not less than the Fair Market Value (as defined in the Stock Option Plan) of such shares on the date of grant. In the case of any incentive option granted to a stockholder owning more than ten percent of the Common Stock, the option price per share shall not be less than 110% of the Fair Market Value of such share on the date of grant.

        The term of an option can in no event be exercisable more than ten years (five years in the case of an incentive option granted to a stockholder owning more than 10% of the Common Stock), or such shorter period, if any, as may be necessary to comply with the requirements of state securities laws, from the date such option is granted. All optionees who have been granted options have entered into option agreements with the Company. Each option agreement specifies when an option may be exercisable and the terms and conditions applicable thereto, including any vesting requirements, as determined by the Compensation Committee. Under existing option agreements, options vest 25% on the date of grant and 25% each subsequent year. However, upon the earlier of any change of control (as defined in the option agreements) or the affirmative vote of the holders of a majority of the outstanding shares of Common Stock approving a change of control: (i) each outstanding option shall accelerate to become fully vested and immediately exercisable; and (ii) to the extent required by the terms of the transaction constituting a change of control, each optionee shall be obligated to exercise any outstanding option, to the extent not previously exercised, and participate in the change of control on the same terms and conditions as other holders of the Common Stock or, if the optionee does not so exercise his option, such option shall be canceled as part of such change of control.

        Termination of Employment. In the event of the termination of the optionee's employment (i) with the consent of the Company or a subsidiary or an affiliate or (ii) resulting from the optionee's retirement under one or more of the Company's retirement plans including, without limitation, any early retirement permitted under such plans, then such optionee's option may be exercised, regardless of tax consequences, to the extent then vested and exercisable as provided in the option agreement applicable to such option (or, if so determined by the Compensation Committee in its sole discretion, up to the full extent thereof, whether or not vested) at any time (i) within 90 days following such termination if exercise by such optionee during such period would not violate Section 16(b) of the Exchange Act, or (ii) within 190 days following such termination if exercise by such optionee within 90 days following such termination would violate Section 16(b) of the Exchange Act, but in any event not thereafter.

        In the event of death or permanent physical or mental disability (as such disability shall be determined by a physician selected by the Company) of the optionee either (i) while employed by the Company or a subsidiary or an affiliate or (ii) (with respect to a non-qualified option only) while eligible to exercise the option following the termination of the optionee's employment as set forth above, then such optionee's option may be exercised, to the extent vested (or, if so determined by the Committee in its sole discretion, up to the full extent thereof, whether or not vested), at any time within one year following the optionee's death or such determination of physical or mental disability, by the optionee, the executors or administrators of the optionee or by any person who shall have acquired the option from the optionee by bequest or inheritance. In the event of termination of employment by reason of disability or retirement, if any incentive option is exercised after the expiration of the exercise periods that apply for purposes of Section 422A of the Code, such incentive option will thereafter be treated as a non-qualified option.

        In the event of the termination, for any reason, of the employment of an optionee, other than by reason of death, disability, retirement or with the written consent of the Company or a subsidiary or an affiliate, all options granted to such optionee which have not been exercised by him prior to the time of such termination, whether or not vested, shall be then terminated and thereafter may not be exercised. Options granted under the Stock Option Plan, however, shall not be affected by any change of employment so long as the optionee continues to be an employee of the Company or a subsidiary or an affiliate.

        Other Information. The Stock Option Plan became effective as of July 1, 1993, and will terminate on July 1, 2003. However, with approval from the stockholders of the Company, if required by law or the applicable provisions of any securities exchange upon which the Common Stock is listed, the Board of Directors or the Compensation Committee may at any time prior to such date terminate or amend the Stock Option Plan and the terms and conditions thereof as to stock which is not then the subject matter of options granted or issued pursuant to the terms of the Stock Option Plan. The Board of Directors or the Compensation Committee, with the written consent of the affected holders of any options granted pursuant to the Stock Option Plan, may terminate or amend the Stock Option Plan as it regards any such options held by any such consenting holders.

Federal Income Tax Consequences

        For federal income tax purposes, the grant to an optionee of a non-qualified stock option will not constitute a taxable event to the optionee or to the Company. Upon exercise of a non-qualified stock option (or, in certain cases, a later tax recognition date), the optionee will recognize compensation income (or, in the case of non-employee directors, self-employment income taxable as ordinary income) measured by the excess of the fair market value of the Common Stock purchased on the exercise date (or later tax recognition date) over the amount paid by the optionee for such Common Stock, and (except in the case of non-employee directors) will be subject to tax withholding. The Company may generally claim a deduction for the amount of such compensation. The optionee will have a tax basis in the Common Stock purchased equal to the amount paid plus the amount of ordinary income recognized upon exercise of the non-qualified stock option. Upon the subsequent sale of the Common Stock received upon exercise of the non-qualified stock option, an optionee will recognize capital gain or loss, assuming the shares represent a capital asset in the optionee's hands, equal to the difference between the amount realized on such sale and his or her tax basis in the Common Stock, which may be long-term capital gain or loss if the optionee has held the Common Stock for more than one year from the exercise date.

        For federal income tax purposes, neither the grant nor the exercise of an incentive stock option will constitute a taxable event to the optionee or to the Company, assuming the option qualifies as an incentive stock option under Code ss.422. If an optionee does not dispose of the Common Stock acquired upon exercise of an incentive stock option during the statutory holding period, any gain or loss upon subsequent sale of the Common Stock will be long-term capital gain or loss, assuming the shares represent a capital asset in the optionee's hands. The statutory holding period is the later of two years from the date the option is granted or one year from the date the Common Stock is transferred to the optionee pursuant to the exercise of the option. If the statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the incentive stock option or the subsequent sale of the Common Stock received upon exercise of the incentive stock option. If the statutory holding period requirements are not satisfied, the optionee will recognize compensation income taxable as ordinary income on the date the shares are sold (or later tax recognition date) in an amount equal to the lesser of (i) the fair market value of the Common Stock on that date less the amount paid by the optionee for such Common Stock, or (ii) the amount realized on the disposition of the Common Stock less the amount paid by the optionee for such Common Stock; the Company may then claim a deduction for the amount of such compensation income.

        An optionee who exercises an incentive stock option may be subject to an alternative minimum tax since, for purposes of the alternative minimum tax, the option will be treated as a non-qualified stock option. Accordingly, the taxable event for alternative minimum tax purposes will generally occur on the exercise of the option.

        The federal income tax consequences summarized herein are based upon current law and are subject to change.

Reasons for Proposal

(1) Since only 10,000 shares are available for issuance under the Stock Option Plan, the Compensation Committee and the Board of Directors of the Company believe it would be desirable to have more shares of Common Stock available under the Stock Option Plan for incentive purposes. They therefore recommend that the Company's stockholders approve an amendment to the Stock Option Plan to make an additional 520,000 shares of Common Stock (all of which are either unissued shares or treasury shares) available for issuance thereunder. This amendment will allow the Stock Option Plan to remain in effect, and should address the need for available shares, for a number of years.

(2) The Board of Directors and the Compensation Committee also recommend that the Company's stockholders approve an amendment to the Stock Option Plan which would amend Section 4.1 entitled "Shares Available" to add the following sentence: "The aggregate number of shares of Common Stock covered by options that may be granted to any individual hereunder within any one calendar year shall not exceed 350,000 shares.". Such amendment is desirable because it conforms the Stock Option Plan to the treasury regulations to ensure that taxable compensation received by employees upon exercise of options will be fully deductible by the Company.

        In all other respects, the provisions of the Stock Option Plan will remain the same.

        The Board of Directors recommends that Stockholders vote "FOR" the approval of the proposed amendments to the Stock Option Plan.

          PROPOSAL NO. III -- WILLIAM L. WESTERMAN EMPLOYMENT CONTRACT
                            (Item III on Proxy Card)

        The Board of Directors unanimously recommends the approval of amendments to Mr. Westerman's employment agreement with the Company as described below.

        Mr. Westerman's employment agreement with the Company was amended on November 21, 1996 subject to Stockholder approval at the Annual Meeting of Stockholders scheduled to be held on May 8, 1997. If the Company's Stockholders do not approve the "Amended Agreement" (the terms of which are summarized below), the "Old Agreement" will remain in full force and effect. The term of Mr. Westerman's employment will expire on December 31, 1998 under the Amended Agreement (December 31, 1997 under the Old Agreement) and Mr. Westerman's employment is automatically renewed under both the Old Agreement and the Amended Agreement for successive one-year terms unless the Company gives Mr. Westerman 90 days written notice or Mr. Westerman gives the Company 180 days notice. Mr. Westerman's base compensation would be increased to $600,000 under, and for the duration of, the Amended Agreement.

        Under the Old Agreement, Mr. Westerman currently earns an incentive bonus of 8.75% of adjusted operating earnings of the Company over $20 million. Under the Amended Agreement, in lieu of such incentive bonus, Mr. Westerman will be entitled to participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000.

        If stockholders do not approve the Amended Agreement, Mr. Westerman's base salary will be $425,000 for 1997 and his Incentive Bonus will be equal to 8.75% of the Company's adjusted operating earnings over $20 million in each year of the term of his employment.

        Both the Old Agreement and the Amended Agreement provide that the Company fund a retirement account for Mr. Westerman. Pursuant to the Old Agreement, an aggregate of $2,749,000 (under the New Agreement, $2,924,000) had been credited to the retirement account from its inception through January 1, 1997, including $614,000 of Mr. Westerman's 1996 incentive bonus which was credited to the retirement account at the request of the Company for corporate tax reasons.

        Under both the Old Agreement and the Amended Agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. Pursuant to the Amended Agreement, the retirement account was credited with $80,000 on April 1, 1997 and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. In the event of Mr. Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

        The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits under the Old Agreement and the Amended Agreement. Under the Amended Agreement, however, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the Amended Agreement or (iv) the expiration or earlier termination of the term of the Amended Agreement for any reason other than cause, Mr. Westerman may require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman and to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control discussed below.

        Both the Old Agreement and the Amended Agreement provide that Mr. Westerman will receive the same life, health and disability benefits offered to other key executives of the Company and ROC, will be reimbursed for all business expenses and will be entitled to four weeks vacation per year.

        Under both the Old Agreement and the Amended Agreement, Mr. Westerman will be entitled to rights exercisable upon a "Change of Control." Under both the Old Agreement and the Amended Agreement, a "Change of Control" is defined generally as transactions involving (i) a sale of substantially all of the assets of the Company, (ii) a merger, sale or other transaction resulting in holders of Common Stock immediately prior to such transaction holding less than a majority in voting interest to elect the directors of the Company or any other surviving entity, (iii) any person that held less than 10% of the Common Stock acquiring a majority in voting interest to elect the directors of the Company or
(iv) any person acquiring 50% or more of voting power to elect directors of the Company or any surviving entity or acquiror of substantially all of the assets of the Company. Under the Old Agreement, Mr. Westerman would be entitled to a termination fee equal to one full year of base salary and the provision of one full year of existing health insurance coverage if, within one year following a Change of Control, Mr. Westerman's employment were to be terminated other than for cause or if Mr. Westerman were to terminate his employment due to (i) without Mr. Westerman's consent, a substantial alteration in the nature or status of his duties or assignment of duties inconsistent with the office of Chairman and Chief Executive Officer or (ii) a breach by the Company of a material provision of the Old Agreement. Under the Amended Agreement, a Change of Control without Mr. Westerman's consent is a special event of default entitling Mr. Westerman, upon at least 90 days prior notice to the Company, to terminate his employment with the Company and to (i) have an amount equal to one year of base salary credited to his retirement account and (ii) 100% vesting of stock options held by him.

        In connection with the Amended Agreement, the Company granted to Mr. Westerman new options under the Stock Option Plan (as amended, subject to stockholder approval, in accordance with Proposal No. II) to purchase 300,000 shares of Common Stock. Accordingly, fulfillment of the Company's obligations under the Amended Agreement under this Proposal III will be conditioned upon approval of the increase in the number of shares of Common Stock available for issuance under the Stock Option Plan in accordance with Proposal II.

        The Board of Directors recommends that Stockholders vote "FOR" the approval of the proposed amendments to William L. Westerman's employment agreement.

                              INDEPENDENT AUDITORS

        The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1997. Deloitte and Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

        The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                            PROPOSALS OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 13, 1997, for inclusion in the Company's Proxy Statement with respect to such meeting.

                                            RIVIERA HOLDINGS CORPORATION


                                            By William L. Westerman, President

        IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 8, 1997

           This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby constitute(s) and appoint(s) William L. Westerman and John A. Wishon, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the Riviera Hotel, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on Thursday, May 8, 1997, at 2:00 p.m., local time, and at any adjournment(s) thereof (the "Meeting"), on all matters that may come before such Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

1.   Election of the following Four Nominees as Directors of the Company:
     William L. Westerman; Robert R. Barengo; William Friedman; and Philip P. Hannifin

     [ ] FOR all nominees listed above      [ ] WITHHOLD AUTHORITY to vote for
         (except as indicated below)            all nominees listed above

     FOR all nominees listed above except withhold authority to vote for the following nominee(s):

     __________________________________________________________

2. Proposal to approve the amendments to the Company's 1993 Employee Stock Option Plan

         [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

3. Proposal to approve the amendments to William L. Westerman's employment agreement with the Company

         [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

================================================================================


        IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR, "FOR" THE APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1993 EMPLOYEE STOCK OPTION PLAN, "FOR" THE APPROVAL OF THE AMENDMENTS TO WILLIAM L. WESTERMAN'S EMPLOYMENT AGREEMENT AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        The undesigned hereby revoke(s) all previous Proxies and acknowledge(s) receipt of the Notice of the Meeting dated April 16, 1997, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 31, 1996 forwarded therewith.


                                            Dated:________________________, 1997


                                            ____________________________________
                                                         Signature



                                            ____________________________________
                                                         Signature


                                            Please  mark,  sign and return  this
                                            Proxy  promptly  using the  enclosed
                                            envelope.  If  stock  is held in the
                                            names of joint  owners,  each should
                                            sign.    Persons   signing   as   an
                                            attorney,  executor,  administrator,
                                            guardian, trustee, corporate officer
                                            or  in  any   other   fiduciary   or
                                            representative  capacity should give
                                            full title.


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